Filed Pursuant to Rule 433
Registration No. 333-232692
June 22, 2020
Pricing Term Sheet
US$1,100,000,000
Canadian Natural Resources Limited
US$600,000,000 2.050% Notes due 2025 (the “2025 Notes”)
US$500,000,000 2.950% Notes due 2030 (the “2030 Notes”)

The following information supplements (or supersedes, to the extent that it is inconsistent therewith) the Preliminary Prospectus Supplement dated June 22, 2020 relating to the below described securities (the “Preliminary Prospectus Supplement”).  Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Canadian Natural Resources Limited
Trade Date:	June 22, 2020
Settlement Date:	June 24, 2020 (T+ 2)

	2025 Notes	2030 Notes
Issue of Securities:	2.050% Notes due 2025	2.950% Notes due 2030
Principal Amount:	US$600,000,000	US$500,000,000
Maturity Date:	July 15, 2025	July 15, 2030
Price to Public:	99.832%, plus accrued interest, if any, from June 24, 2020	99.955%, plus accrued interest, if any, from June 24, 2020
Coupon:	2.050%	2.950%
Interest Payment Dates:	January 15 and July 15 commencing January 15, 2021 (long first coupon)	January 15 and July 15 commencing January 15, 2021 (long first coupon)
Regular Record Dates:	January 1 and July 1	January 1 and July 1
Yield to Maturity:	2.085%	2.955%
Spread to Treasury:	+175 basis points	+225 basis points
Benchmark Treasury:	UST 0.250% due May 31, 2025	UST 0.625% due May 15, 2030
Treasury Yield (Price):	0.335% (99-18¾)	0.705% (99-07+)
Make-Whole Call:	Prior to June 15, 2025 (the date one month prior to the Maturity Date), T+30 basis points	Prior to April 15, 2030 (the date three months prior to the Maturity Date), T+35 basis points
Call at Par:	On or after June 15, 2025 (the date one month prior to the Maturity Date)	On or after April 15, 2030 (the date three months prior to the Maturity Date)
CUSIP:	136385AZ4	136385BA8
ISIN:	US136385AZ48	US136385BA87

Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. MUFG Securities Americas Inc.
Co-Managers:
BMO Capital Markets Corp.
Citibank Global Markets Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
TD Securities (USA) LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
CIBC World Markets Corp.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Desjardins Securities Inc.
National Bank of Canada Financial Inc.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting J.P. Morgan Securities LLC (collect) at 1-212-834-4533, BofA Securities, Inc. toll-free at 1-800-294-1322 or at dg.prospectus_requests@bofa.com or MUFG Securities Americas Inc. toll-free at 1-877-649-6848.

Certain of the underwriters may not be U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the Financial Industry Regulatory Authority.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.